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                                                                                                                       EXHIBIT 12.1


 KERZNER INTERNATIONAL LIMITED (F/K/A SUN INTERNATIONAL HOTELS LIMITED) AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In Thousands of Dollars)


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                                                                                                                For the three months
                                                                  For the years ended December 31,              ended March 31,
                                                          --------------------------------------------------    --------------------

                                                            1997      1998      1999        2000       2001        2001      2002
                                                            ----      ----      ----        ----       ----        ----      ----

 Earnings available for fixed charges:
     Earnings (loss) before income taxes and
      extraordinary item                                   92,333    65,755    79,146    (112,791)    32,746     34,650     29,902
     Interest and amortization of debt discount
      and expense                                          24,370     4,516    50,699      45,678     52,702     14,210     10,654
     Interest element of rentals (A)                          879     1,187     1,893       1,963      2,407        584        580
     Cash distributions received from equity investees      1,589     2,061     2,651       2,848      2,871          -          -
     Less equity earnings in equity investees              (2,214)   (2,730)   (2,628)     (4,225)    (3,059)    (1,823)    (1,263)
     Amortization of capitalized interest                       -         -     1,417       1,580      1,949        496        487
                                                          --------   -------  --------   ---------    -------    -------    -------
        Earnings available for fixed charges              116,957    70,789   133,178     (64,947)    89,616     48,117     40,360
                                                          --------   -------  --------   ---------    -------    -------    -------

 Fixed charges:
     Interest and amortization of debt discount
      and expense                                          24,370     4,516    50,699      45,678     52,702     14,210     10,654
     Capitalized interest                                   6,778    35,304     4,865      11,072      1,099        601         62
     Interest element of rentals (A)                          879     1,187     1,893       1,963      2,407        580        584
                                                          --------   -------  --------   ---------    -------    -------    -------
        Total fixed charges                                32,027    41,007    57,457      58,713     56,208     15,391     11,300
                                                          ========   =======  ========   =========    =======    =======    =======

 Ratio of earnings to fixed charges (B)                      3.65      1.73      2.32          -        1.59       3.13       3.57
                                                          ========   =======  ========   =========    =======    =======    =======

 (A) The Company estimates the interest component of rent expense to be 0.33.

 (B) Earnings were insufficient to cover fixed charges by $123,660,000 for the year 2000.

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